Exhibit 2.1

Scheme Implementation Agreement

Bionomics Limited
(ACN 075 582 740)

and

Neuphoria Therapeutics Inc.
(a company incorporated in Delaware)

Table of Contents

1.	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	5
	1.3	Construction	6
	1.4	Payments	6
	1.5	Best and reasonable endeavours	7

2.	Agreement to propose Scheme		7

3.	Conditions		7
	3.1	Conditions to Scheme	7
	3.2	Reasonable endeavours	8
	3.3	Waiver of conditions	8
	3.4	Failure of condition	8
	3.5	Certificates	9

4.	Scheme of arrangement		9
	4.1	Scheme	9
	4.2	Scheme Consideration	9
	4.3	Neuphoria Nominee	10
	4.4	Share Sale Facility for Ineligible Foreign Shareholders	10

5.	Implementation		10
	5.1	Bionomics’ obligations	10
	5.2	Neuphoria’s obligations	11
	5.3	Timetable	12
	5.4	Conduct of business	12

6.	Warranties		12
	6.1	Bionomics Warranties	12
	6.2	Neuphoria Warranties	13
	6.3	Release	13
	6.4	No other warranties or reliance	13

7.	Termination		13
	7.1	Termination for breach	13
	7.2	Automatic termination	14
	7.3	Mutual termination	14
	7.4	Effect of termination	14

i

8.	Costs, Duty and Australian tax roll-over		14
	8.1	Costs	14
	8.2	Duty	14
	8.3	Australian tax roll-over	14

9.	Notices		14
	9.1	Requirements	14
	9.2	Receipt of notices	15

10.	General		16
	10.1	Entire agreement	16
	10.2	Further assurances	16
	10.3	No merger	16
	10.4	Assignment	16
	10.5	Invalid or unenforceable provisions	16
	10.6	Waiver and exercise of rights	16
	10.7	Amendment	17
	10.8	Counterparts	17
	10.9	Rights cumulative	17
	10.10	Consents or approvals	17
	10.11	GST	17
	10.12	Governing law and jurisdiction	17

Annexure A – Scheme of Arrangement			19

Annexure B – Deed Poll			31

ii

Date: 1 October 2024

Parties

Bionomics	Name	Bionomics Limited (a company incorporated in South Australia)
	ACN	075 582 740
	Address	200 Greenhill Road, Eastwood SA 5063
Email
	Attention	Spyridon “Spyros” Papapetropoulos, M.D.
Neuphoria	Name	Neuphoria Therapeutics Inc. (a company incorporated in Delaware)
	Address	100 Summit Dr, Burlington, MA 01803 USA
Email
	Attention	Spyridon “Spyros” Papapetropoulos, M.D.

Background

(A)	Bionomics will effect a redomiciliation by a scheme of arrangement under Part 5.1 of the Corporations Act which would change the jurisdiction of the holding company of the Bionomics Group from Australia to the United States.

(B)	Bionomics ordinary shares trade on Nasdaq in the form of ADSs;

(C)	Bionomics and Neuphoria propose to implement the Scheme for Neuphoria to acquire all the ordinary shares of Bionomics on the terms and conditions of this Agreement.

(D)	As a result of the Scheme, Bionomics will become a wholly-owned subsidiary of Neuphoria.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

ADS means an American Depositary Share.

ADS Depositary means Citibank, N.A.

ADS Holder means a holder of Bionomics ADSs.

Adviser means, in relation to an entity, its legal, financial and other expert advisers (not including the Independent Expert).

ASIC means the Australian Securities and Investments Commission.

Bionomics ADS means an ADS, representing 180 Bionomics Shares and which trade on Nasdaq under the ticker code “BNOX”.

Bionomics Group means Bionomics and each of its Subsidiaries.

Bionomics Indemnified Party means each member of the Bionomics Group and their respective Representatives.

Bionomics Option means an option to acquire by way of issue one Bionomics Share.

Bionomics Warrant means a warrant to acquire by way of issue one Bionomics Share.

Bionomics Share means an issued fully paid ordinary share in Bionomics.

Bionomics Share Registry means Computershare Investor Services Pty Ltd.

Bionomics Shareholder Approval means a resolution by Bionomics Shareholders in favour of the Scheme passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act (subject to any order of the Court made under that section).

Bionomics Shareholder means each person who is registered in the Register as a holder of Bionomics Shares.

Bionomics Warranties means the representations and warranties of Bionomics set out in clause 6.1.

Business Day means any business day and. to the extent any action must be taken in relation to Nasdaq, a day on which Nasdaq is operating a day that is not a Saturday, Sunday or a public holiday or bank holiday in Adelaide, South Australia or New York, United States.

Claim means a demand, claim, action or proceeding, however arising and whether present, unascertained, immediate, future or contingent, including any claim for specific performance.

Completion means completion of the implementation of the Scheme on the Implementation Date.

Corporations Act means the Corporations Act 2001 (Cth).

Court means a court of competent jurisdiction under the Corporations Act.

Deed Poll means the deed poll to be executed by Neuphoria substantially in the form of Annexure B under which Neuphoria covenants in favour of Bionomics Shareholders to perform its obligations under this Agreement and the Scheme.

Dispatch Date means the day that the Scheme Booklet is dispatched to Bionomics Shareholders.

Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Effective Date means the date on which an office copy of the Court orders made under section 411(4)(b) of the Corporations Act approving the Scheme are lodged with ASIC.

Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the Court orders made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

First Court Date means the date of the hearing by the Court of the application to order the convening of the Scheme Meetings under section 411(1) of the Corporations Act.

Government Agency means a:

(a)	government, whether foreign, federal, state, territorial or local;

(b)	department, office or minister of a government (whether foreign, federal, state, territorial or local) acting in that capacity; or

(c)	commission, delegate, instrumentality, agency, board, or other government, semi-government, judicial, administrative, monetary or fiscal authority, whether statutory or not and whether foreign, federal, state, territorial or local, and includes ASIC, SEC, Nasdaq the Foreign Investment Review Board and the Takeovers Panel.

GST means goods and services tax as defined in A New Tax Systems (Goods and Services Tax) Act 1999 (Cth), or any like tax.

Neuphoria Indemnified Party means Neuphoria and its Representatives.

Neuphoria Scheme Information means information about Neuphoria which is provided to Bionomics by or on behalf of Neuphoria to enable the Scheme Booklet to be prepared in accordance with all applicable laws and applicable ASIC guidance and policies, or to the Independent Expert to enable it to prepare its report.

Neuphoria Share means a share of common stock in Neuphoria.

Neuphoria Warranties means the representations and warranties of Neuphoria set out in clause 6.2.

Implementation Date means the fifth Business Day after the Scheme Record Date, or such other time as agreed between Bionomics and Neuphoria in writing.

Implementation means the implementation of the Scheme on it becoming Effective under section 411(10) of the Corporations Act.

Independent Expert means an expert independent of the parties engaged by Bionomics to opine (and prepare a report for inclusion in the Scheme Booklet) on whether the Scheme is in the best interests of Bionomics Shareholders.

Ineligible Foreign Shareholder means a Scheme Shareholder whose address, as shown in the Register (as at the Scheme Record Date), is in a place outside Australia, Canada, European Union (excluding Austria), Hong Kong, Kazakhstan, Korea, Mexico, New Zealand, Norway, Singapore, South Africa, Switzerland, the United Kingdom and the United States, unless Neuphoria is satisfied, acting reasonably, that the laws of that place permit the offer and issue of Neuphoria Shares to that Scheme Shareholder, either unconditionally or after compliance with conditions that Neuphoria in its sole discretion regards as acceptable and not unduly onerous or impracticable.

Nasdaq means the Nasdaq Global Market or such other Nasdaq market on which the Neuphoria Shares may be listed or quoted.

Neuphoria Option means an option to acquire a Neuphoria Share, which is to be issued to Bionomics Option holders under the terms of the Options Exchange Agreement.

Neuphoria Warrant means a warrant to acquire a Neuphoria Share, which is to be issued to Bionomics Warrant holder under the terms of the Warrants Exchange Agreement.

Officer means, in relation to an entity, its directors, officers and employees.

Options and Warrants Exchange Consideration means the consideration to be provided by Neuphoria to a Bionomics Option holder or Bionomics Warrant holder under the terms of the relevant Options and Warrants Exchange Agreement for the exchange and replacement of their Bionomics Options and Bionomics Warrants:

(a)	comprised of such number of Neuphoria Options or Neuphoria Warrants (as applicable) as determined by applying the Scheme Consideration ratio;

(b)	have an exercise period equal to the unexpired exercise period of the relevant Bionomics Option or Bionomics Warrant it replaces;

(c)	an exercise price equal to the exercise price of the Bionomics Option or Bionomics Warrant it replaces, multiplied by the Scheme Consideration ratio; and

(d)	be vested to the same extent and have the same terms as to vesting as the relevant Bionomics Option or Bionomics Warrant it replaces, ignoring any deemed vesting which arises by reason of the Scheme.

Options Exchange Agreement means each agreement to be entered into between Bionomics, Neuphoria, and a holder of Bionomics Options under which the holder’s Bionomics Options are cancelled in exchange for the Options and Warrants Exchange Consideration, conditional upon the Scheme becoming Effective.

Register means the register of shareholders of Bionomics.

Regulatory Consents has the meaning given to that term in clause 3.1(f).

Related Body Corporate has the meaning given to that term in the Corporations Act.

Representative means, in relation to an entity:

(a)	each of the entity’s Related Bodies Corporate; and

(b)	each of the Officers and Advisers of the entity or any of its Related Bodies Corporate.

Sale Agent means the person appointed by Neuphoria to sell the Neuphoria Shares that are attributable to Ineligible Foreign Shareholders under the terms of the Scheme.

Sale Facility means the facility to be established by Bionomics and managed by the Sale Agent under which the Neuphoria Shares which otherwise would be received by Ineligible Foreign Shareholders will be sold in accordance with the Scheme and the agreement to be entered into between Bionomics and the Sale Agent in relation to the Sale Facility.

Sale Facility Proceeds means the net cash proceeds from the sale of Neuphoria Shares sold through the Sale Facility, after deducting brokerage and other costs of sale, (calculated on a volume weighted average basis so that all Ineligible Foreign Shareholders receive the same price for each Neuphoria Share sold).

Scheme Booklet means the document including the information described in clause 5.1(a) to be approved by the Court and dispatched to Bionomics Shareholders.

Scheme Consideration means the consideration to be provided to Scheme Shareholders under the terms of the Scheme for the transfer to Neuphoria of their Scheme Shares as described in clause 4.

Scheme Meeting means the meeting of Bionomics Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Record Date means 7.00 pm on the third Business Day after the Effective Date.

Scheme Share means a Bionomics Share as at the Scheme Record Date.

Scheme Shareholder means each person who holds Scheme Shares.

Scheme means the scheme of arrangement, substantially in the form set out in Annexure B under Part 5.1 of the Corporations Act between Bionomics and Scheme Shareholders, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act.

Second Court Date means the date of the hearing by the Court of the application to approve the Scheme under section 411(4)(b) of the Corporations Act.

SEC means the United States Securities and Exchange Commission.

Subsidiary has the meaning given to that term in the Corporations Act.

Sunset Date means 5.00 pm on 31 January 2025 or such other date and time agreed in writing between Bionomics and Neuphoria.

Tax Act means Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth) as applicable.

Transaction Period means the period between the date of this Agreement and the earliest of:

(a)	the Implementation Date;

(b)	the date this Agreement is terminated in accordance with its terms; and

(c)	the Sunset Date.

Treasurer means the Treasurer of the Commonwealth of Australia.

US means the United States of America.

US$ means US currency.

Warrants Exchange Agreement means an agreement to be entered into between Bionomics, Neuphoria, and a holder of Bionomics Warrants under which the holder’s Bionomics Warrants are exchanged for the Options and Warrants Exchange Consideration, conditional upon the Scheme becoming Effective.

1.2	Interpretation

In this Agreement:

(a)	unless the context requires another meaning, a reference:

(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any undertaking, representation, deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to a party means a party to this Agreement;

(vi)	to an item, Recital, clause, Schedule or Annexure is to an item, Recital, clause, Schedule or Annexure of or to this Agreement;

(vii)	to a notice means a notice, approval, demand, request, nomination or other communication given by one party to another under or in connection with this Agreement;

(viii)	to a person (including a party) includes:

(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)	a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(ix)	to a law includes any legislation, judgment, rule of common law or equity or rule of any applicable stock exchange, and is a reference to that law as amended, consolidated, supplemented or replaced and includes a reference to any regulation, by-law or other subordinate legislation;

(x)	to proceedings includes litigation, arbitration and investigation;

(xi)	to a judgment includes an order, injunction, decree, determination or award of any court or tribunal;

(xii)	to time is to prevailing Sydney time; and

(xiii)	to $ means the lawful currency of Australia;

(b)	the words “including” or “includes” means “including, but not limited to”, or “includes, without limitation” respectively;

(c)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	headings are for convenience only and do not affect interpretation of this Agreement;

(e)	if a payment or other act must (but for this clause) be made or done on a day that is not a Business Day, then it must be made or done on the next Business Day; and

(f)	if a period must be calculated from, after or before a day or the day of an act or event, it must be calculated excluding that day.

1.3	Construction

This Agreement may not be construed adversely to a party only because that party or its legal Advisers were responsible for preparing it.

1.4	Payments

(a)	Unless otherwise expressly provided in this Agreement, where an amount is required to be paid to a party (the Receiving Party) by another party under this Agreement, that amount must be paid:

(i)	in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment, or in other such immediately payable funds as the parties agree; and

(ii)	without deduction, withholding or set-off.

(b)	In this clause 1.4, a Receiving Party does not include a Scheme Shareholder.

1.5	Best and reasonable endeavours

Any provision of this Agreement which requires a party to use best endeavours, or reasonable endeavours, or to take all steps reasonably necessary or desirable, (including to procure that something is performed or occurs) does not include an obligation:

(a)	to pay any significant sum of money or to provide any significant financial compensation, valuable consideration or any other incentive to or for the benefit of any person, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or fees to any professional advisers; or

(b)	to commence any legal proceeding against any person, except in accordance with the express terms of this Agreement.

2.	Agreement to propose Scheme

(a)	Bionomics will propose and seek to implement the Scheme in accordance with this Agreement and the Corporations Act.

(b)	Neuphoria will comply with its obligations under the Scheme and the Deed Poll, and provide reasonable assistance to Bionomics in proposing and implementing the Scheme in accordance with this Agreement.

3.	Conditions

3.1	Conditions to Scheme

Subject to this clause 3, the Scheme will not become Effective and the obligations of the parties in relation to the Scheme (including the obligations of Neuphoria to provide the Scheme Consideration to Scheme Shareholders under the Deed Poll) will not become binding until each of the following conditions is satisfied or waived in accordance with clauses 3.3(a) to 3.3(c):

(a)	Orders convening Scheme Meeting: The Court orders the convening of the Scheme Meeting under section 411(1) of the Corporations Act.

(b)	Bionomics Shareholder Approval: Bionomics Shareholder Approval is obtained at the Scheme Meeting.

(c)	Court approval of Scheme: The Court makes orders under section 411(4)(b) of the Corporations Act approving the Scheme on the Second Court Date.

(d)	Order lodged with ASIC: An office copy of the Court orders approving the Scheme is lodged with ASIC as contemplated by section 411(10) of the Corporations Act on or before the Sunset Date.

(e)	Regulatory Consents: All approvals or consents required from any Government Agency to implement the Scheme (other than the approval of the Court of the Scheme under section 411(4)(b) of the Corporations Act) are obtained (or deemed obtained) and not withdrawn by 8.00 am on the Second Court Date (Regulatory Consents).

(f)	Nasdaq approval for listing: Prior to 8.00 am on the Second Court Date, Nasdaq has confirmed it has no objections to listing on Nasdaq of Neuphoria Shares, subject to official notice of issuance following implementation and any customary conditions.

(g)	Independent Expert’s report: The Independent Expert issues its report before the date on which the Scheme Booklet is provided to ASIC and the Independent Expert concludes that the Scheme is in the best interest of Bionomics Shareholders (and does not change that conclusion prior to 8.00 am on the Second Court Date).

3.2	Reasonable endeavours

Each of Bionomics and Neuphoria must use its reasonable endeavours to procure that:

(a)	each of the conditions in clause 3.1 are satisfied as expeditiously as possible and in any event on or before the Sunset Date, including providing all reasonable assistance to the other party which is necessary to satisfy such conditions; and

(b)	there is no occurrence within the control of Bionomics or Neuphoria (as the context requires) or their Subsidiaries that would prevent the conditions in clause 3.1 from being satisfied.

3.3	Waiver of conditions

(a)	The conditions in clause 3.1 are for the mutual benefit of Bionomics and Neuphoria and may only be waived jointly by them except the conditions in clauses 3.1(a), (b), (c) and (d), which cannot be waived.

(b)	To be effective any waiver of the breach or non-fulfilment of any condition in clause 3.1 (except conditions which cannot be waived) must be in writing and a copy of the waiver must be provided to the other party prior to 8.00 am on the Second Court Date.

(c)	A waiver of any condition in clause 3.1 precludes the party who has the benefit of the condition from suing the other party for any breach of this Agreement that resulted from any breach or non-fulfilment of the condition.

3.4	Failure of condition

(a)	If a condition in clause 3.1:

(i)	is not satisfied or (where capable of waiver) waived by the date specified for its satisfaction; or

(ii)	becomes incapable of being satisfied by the date specified for its satisfaction and is not waived, then Bionomics and Neuphoria must consult in good faith with a view to determining whether:

(iii)	the Scheme may proceed by way of alternative means or methods;

(iv)	to extend the relevant time or date for satisfaction of the conditions;

(v)	to change the date of the application to be made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by Bionomics and Neuphoria; or

(vi)	to extend the Sunset Date.

(b)	If Bionomics and Neuphoria are unable to reach agreement under clause 3.4 within two Business Days of the date on which they both become aware that the condition is not satisfied or has become incapable of being satisfied (or, if earlier, by 8.00 am on the Second Court Date), or the parties are not required in the circumstances to consult under clause 3.4, then unless the relevant condition is waived, either Bionomics or Neuphoria in the case of a condition which is for the benefit of both of them, may terminate this Agreement at any time prior to 8.00 am on the Second Court Date with immediate effect by written notice to the other party.

(c)	Subject to the rights of the parties under clause 6.3 of this Agreement, following any termination under clause 3.4(b), no party will have any liability to the other parties in respect of this Agreement, other than in respect of a breach of this Agreement occurring prior to that termination.

3.5	Certificates

On the Second Court Date:

(a)	Neuphoria and Bionomics will provide a joint certificate to the Court confirming whether or not the conditions set out in clauses 3.1(e), 3.1(f) and 3.1(g) have been satisfied or waived in accordance with the terms of this Agreement; and

(b)	Bionomics will provide a certificate to the Court confirming whether or not the conditions set out in clauses 3.1(a), 3.1(b), and 3.1(h) have been satisfied accordance with the terms of this Agreement.

4.	Scheme of arrangement

4.1	Scheme

Bionomics will propose a scheme of arrangement under which, subject to the Scheme becoming Effective, all the Scheme Shares are transferred to Neuphoria.

4.2	Scheme Consideration

(a)	In consideration of the Scheme Shareholders transferring their Scheme Shares to Neuphoria at Completion of the Scheme, Neuphoria covenants in Bionomics’ favour (in its own right and separately as trustee or nominee for each Scheme Shareholder) that Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Scheme Shares to Neuphoria, issue to each Scheme Shareholder (other than the Australian custodian for the ADS Depositary and each Ineligible Foreign Shareholder) one Neuphoria Share for every 1,440 Bionomics Shares held by the Scheme Shareholder on the Scheme Record Date.

(b)	in the case of a Scheme Shareholder who holds Scheme Shares on behalf of the ADS Depositary (who itself holds Bionomics Shares for the benefit of the ADS Holders), being the Australian custodian for the ADS Depositary, Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Scheme Shares to Neuphoria:

i.	issue one Neuphoria Share to the ADS Depositary for every 1,440 Scheme Shares held by the ADS Depositary; and

ii.	procure the ADS Depositary to then, subject to compliance by the ADS Holder within the terms of the arrangements pursuant to which the ADS Depositary acts as depositary for ADS Holders, deliver (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 8 Bionomics ADSs held by the ADS Holder on the Record Date.

(c)	Where a Scheme Shareholder would otherwise be entitled to a fraction of a Neuphoria Share as part of its Scheme Consideration, the Neuphoria Share entitlement will be rounded to the nearest whole number.

4.3	Neuphoria Nominee

(a)	Neuphoria may by notice to Bionomics before the First Court Date nominate a wholly owned Subsidiary of Neuphoria (Nominee) to be the entity to which the Scheme Shares will be transferred in accordance with this Agreement and the Scheme if the Scheme becomes Effective.

(b)	From the date of receipt by Bionomics of the notice referred to in clause 4.3(a) (Notification Date), Neuphoria must procure that the Nominee complies with this Agreement as if the Nominee were a party to it in place of Neuphoria.

(c)	Despite the above, Neuphoria will continue to be bound by all of the obligations of Neuphoria under this Agreement and will not be released from any obligations or liabilities under this Agreement following the Notification Date. However, Neuphoria will not be in breach of this Agreement for failing to discharge an obligation of Neuphoria under this Agreement if the Nominee fully discharges that obligation.

4.4	Share Sale Facility for Ineligible Foreign Shareholders

(a)	Where a Scheme Shareholder is an Ineligible Foreign Shareholder, the number of Neuphoria Shares to which that Scheme Shareholder would otherwise have been entitled to under the Scheme will be issued to the Sale Agent and sold under the Sale Facility.

(b)	Bionomics will procure that, after the Implementation Date, the Sale Agent:

(i)	sells on Nasdaq all of the Neuphoria Shares issued to the Sale Agent in accordance with clause 4.4(a) in such manner, at such price and on such other terms as the Sale Agent determines in good faith, and at the risk of the Ineligible Foreign Shareholders; and

(ii)	remits the Sale Facility Proceeds to each Ineligible Foreign Shareholder.

5.	Implementation

5.1	Bionomics’ obligations

Bionomics must take all reasonably necessary steps to propose and implement the Scheme in accordance with all necessary laws and regulations as soon as is reasonably practicable and substantially in accordance with the timetable agreed between the parties, including doing anything required on behalf of Bionomics Shareholders which Bionomics is authorised to do. This includes:

(a)	Scheme Booklet: Preparing the Scheme Booklet and dispatching the Scheme Booklet to Bionomics Shareholders. The Scheme Booklet must comply with all applicable laws, including the Corporations Act and applicable ASIC guidance and policies and US securities laws and regulation, and the listing rules of Nasdaq.

(b)	Consultation: Providing Neuphoria with drafts of the Scheme Booklet, consulting with Neuphoria in relation to the content and presentation of the Scheme Booklet and giving Neuphoria and its Representatives a reasonable opportunity to provide input about the content and presentation of the Scheme Booklet, and obtaining Neuphoria’s consent to include the Neuphoria Scheme Information in the form and context in which it appears.

(c)	Engage the Independent Expert: Engaging the Independent Expert to prepare and provide its report for inclusion in the Scheme Booklet, and providing all reasonable assistance and information to the Independent Expert to enable it to do so.

(d)	Section 411(17)(b) statement: Applying to ASIC for:

(i)	a letter of intent stating that ASIC does not intend to appear before the Court on the First Court Date; and

(ii)	a statement under section 411(17)(b) of the Corporations Act that ASIC has no objection to the Scheme.

(e)	Engage suitable counsel: Engaging suitable counsel to represent Bionomics in all Court proceedings related to the Scheme.

(f)	Court direction: Applying to the Court for orders under section 411(1) of the Corporations Act directing Bionomics to convene the Scheme Meeting.

(g)	Registration: Requesting ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act.

(h)	Scheme Meetings: Taking all reasonable steps necessary to comply with the orders of the Court, including dispatching the Scheme Booklet to Bionomics Shareholders and convening and holding the Scheme Meeting.

(i)	Bionomics new information: Providing to Bionomics Shareholders any further or new information which arises after the Dispatch Date and prior to the Scheme Meetings which is necessary to ensure that the information contained in the Scheme Booklet is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(j)	Court approval: If Bionomics Shareholder Approval is obtained at the Scheme Meeting and, if necessary, Neuphoria and Bionomics agree on the Business Day immediately following the Scheme Meeting that it can be reasonably expected that all of the conditions in clause 3.1 will be satisfied or waived on or prior to 8.00 am on the proposed Second Court Date, applying (and, to the extent necessary, re-applying) to the Court for orders approving the Scheme.

(k)	Lodge copy of Court order: Lodging an office copy of the Court orders approving any of the Scheme (if made) with ASIC no later than 10.00 am on the next Business Day after the orders are made.

(l)	Registration: If the Scheme becomes Effective, executing proper instruments of transfer of, and effecting and entering in the Register the transfer of, the Scheme Shares to Neuphoria under the Scheme on the Implementation Date.

(m)	Register information: Providing Neuphoria and its share registry with all information necessary, or reasonably requested, in order to assist Neuphoria to issue the Scheme Consideration.

(i)	Suspension of trading: Apply to Nasdaq to have trading suspended in Bionomics ADSs (in order to transfer the listing of the Bionomics ADSs to a listing of Neuphoria Shares) from the close of trading on Nasdaq on the Implementation Date.

5.2	Neuphoria’s obligations

Neuphoria must take all reasonably necessary steps to implement the Scheme in accordance with all necessary laws and regulations as soon as is reasonably practicable and substantially in accordance with the timetable agreed between the parties. This includes:

(a)	Deed Poll: Executing the Deed Poll.

(b)	Neuphoria Scheme Information: Preparing and providing to Bionomics, in a form appropriate for inclusion in the Scheme Booklet, the Neuphoria Scheme Information.

(c)	Independent Expert’s report: Providing all reasonable assistance and information to the Independent Expert in connection with the preparation of its report for inclusion in the Scheme Booklet.

(d)	Accuracy of Neuphoria Scheme Information: Before the Dispatch Date, verifying to Bionomics the accuracy of the Neuphoria Scheme Information contained in the Scheme Booklet, and consenting to the inclusion of that information in the form and context in which it appears in the Scheme Booklet, in each case subject to Neuphoria being reasonably satisfied as to those matters.

(e)	Neuphoria new information: Providing to Bionomics any further or new information about Neuphoria which arises after the Dispatch Date and prior to the Scheme Meeting which is necessary or reasonably required by Bionomics to ensure that the Neuphoria Scheme Information disclosed to Bionomics Shareholders is not false, misleading or deceptive in any material respect (whether by omission or otherwise).

(f)	Scheme Consideration: If the Scheme becomes Effective, providing the Scheme Consideration in accordance with clause 4.2(a) on the Implementation Date.

(g)	Reasonable assistance: Without limiting any obligation of Neuphoria under any other provision of this Agreement, providing any assistance or information reasonably requested by Bionomics in relation to the Scheme.

(i)	Nasdaq listing. Applying to Nasdaq to list Neuphoria Shares via a successor listing (subject to the Scheme becoming Effective) and making reasonable endeavours to ensure that Neuphoria Shares issued as Scheme Consideration will be listed for quotation on Nasdaq with effect from the Business Day after the Implementation Date (or such later date as Nasdaq may require).

5.3	Timetable

Each of Bionomics and Neuphoria must use its reasonable endeavours to perform its obligations (and procure its Representatives to assist in that performance) substantially in accordance with the Timetable.

5.4	Conduct of business

(a)	During the Transaction Period, Bionomics must, and must ensure that its Subsidiaries, conduct their businesses in the ordinary and proper course of business.

(b)	Any restriction on conduct which is imposed in clause 5.4(a) does not apply to the extent that:

(i)	the conduct is required to be undertaken by Bionomics or its Subsidiary (as the case may be) in connection with the Scheme or this Agreement; or

(ii)	the conduct is approved by Neuphoria.

6.	Warranties

6.1	Bionomics Warranties

Bionomics represents and warrants to Neuphoria at the date of this Agreement and on each subsequent day until and including 8:00 am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	it has taken all necessary corporate action to authorise entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(b)	it has full corporate power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement; and

(c)	this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors’ rights and the principles of equity.

6.2	Neuphoria Warranties

Neuphoria represents and warrants to Bionomics at the date of this Agreement and on each subsequent day until and including 8:00 am on the Second Court Date (except that where any statement is expressed to be made only at a particular date it is given only at that date) that:

(a)	it is a corporation validly existing under the laws of its place of incorporation;

(b)	it has taken all necessary corporate action to authorise the entry into this Agreement and has taken or will take all necessary corporate action to authorise the performance of this Agreement and to carry out the transactions contemplated by this Agreement;

(c)	it has full corporate power to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement; and

(d)	this Agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy, subject to laws generally affecting creditors’ rights and the principles of equity.

6.3	Release

(a)	Each party:

(i)	releases its rights against, and will not make any Claim against, any past or present Representative of any other party in relation to anything done or purported to be done in connection with the Scheme, any transaction contemplated by or warranty given in this Agreement, any information provided to it by another party or in relation to its execution or delivery of this Agreement to the extent that the past or present Representative has acted in good faith and has not engaged in any wilful misconduct. Nothing in this clause 6.3(a)(i) excludes any liability that may arise from wilful misconduct or bad faith on the part of any person; and

(ii)	holds the releases in clause 6.3(a)(i) in respect of its past and present Representatives as trustee for those Representatives.

(b)	Each representation and warranty in clauses 6.1 and 6.2:

(i)	is severable;

(ii)	will survive termination of this Agreement; and

(iii)	is given with the intent that liability under it is not confined to breaches which are discovered before the date of termination of this Agreement.

6.4	No other warranties or reliance

(a)	Each party acknowledges that no other party (nor any person acting on that other party’s behalf) has made any warranty, representation or other inducement to it to enter into this Agreement, except for the representations and warranties expressly set out in this Agreement.

(b)	Each party acknowledges and confirms that it does not enter into this Agreement in reliance on any warranty, representation or other inducement by or on behalf of any other party, except for any warranty or representation expressly set out in this Agreement.

7.	Termination

7.1	Termination for breach

Without prejudice to any other rights of termination under this Agreement, either party may terminate this Agreement by giving the other party written notice at any time before 8.00 am on the Second Court Date if:

(a)	the other party is in material breach of any term of this Agreement, or there has been a material breach of a representation or warranty given by the other party under clauses 6.1 or 6.2 (as applicable) on or before the Second Court Date; and

(b)	the party wishing to terminate this Agreement has given the other party a written notice setting out details of the breach and stating its intention to terminate this Agreement; and

(c)	the breach has not been remedied 10 Business Days (or any shorter period ending immediately before 8.00 am on the Second Court Date) from the date the notice under clause 7.1(b) is given.

7.2	Automatic termination

This Agreement will terminate automatically without the need for action by any party in the event that Bionomics Shareholder Approval is not obtained at the Scheme Meeting.

7.3	Mutual termination

This Agreement is terminable if agreed to in writing by Neuphoria and Bionomics.

7.4	Effect of termination

(a)	If either Bionomics or Neuphoria terminates this Agreement under clauses 3 or 7, this Agreement and the parties’ obligations under it cease, other than obligations under this clause and clauses 6.1, 6.2, 6.3(a), 8, 9 and 10 which will survive termination.

(b)	Termination of this Agreement under clauses 3 or 7 does not affect any accrued rights of a party in respect of a breach of this Agreement prior to termination.

8.	Costs, Duty and Australian tax roll-over

8.1	Costs

Subject to clause 8.2, each party must bear its own costs and expenses (including professional fees and Duty) incurred by it in connection with the negotiation, preparation and execution of this Agreement and the implementation or attempted implementation of the Scheme.

8.2	Duty

Neuphoria must pay all Duty and any related fines or penalties in respect of this Agreement, the Deed Poll and the acquisition of the Scheme Shares in accordance with the Scheme and indemnify Bionomics (on Bionomics ’s own behalf and separately as trustee or nominee for the other Bionomics Indemnified Parties and Bionomics Shareholders) against any liability arising from failure to comply with this clause 8.2.

8.3	Australian tax roll-over

(a)	Neuphoria acknowledges that each Scheme Shareholder who is an eligible Australian resident shareholder who holds Scheme Shares on capital account (Eligible Australian Shareholder) is expected to seek roll-over relief under subdivision 124-M of the Tax Act, to the extent permitted under the Tax Act.

(b)	Neuphoria undertakes to jointly choose to obtain roll-over with each Eligible Australian Shareholder, and agrees that it will not take any action or position that is inconsistent with an Eligible Australian Shareholder obtaining roll-over relief under subsection 124-M of the Tax Act.

9.	Notices

9.1	Requirements

All notices must be:

(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or email address set out below or to any other address or email address that a party may notify to the other:

to Bionomics:

Address:	200 Greenhill Road, Eastwood SA 5063

Attention:	Spyridon “Spyros” Papapetropoulos, M.D.

Email:

to Neuphoria:

Address:	100 Summit Dr, Burlington, MA 01803 USA

Attention:	Spyridon “Spyros” Papapetropoulos, M.D.

Email:

(c)	signed by the party making the communication or by a person duly authorised by that party;

(d)	sent to the recipient by hand, email, prepaid post (airmail if to or from a place outside Australia) or email; and

(e)	if sent by email, in a form which:

(i)	identifies the sender; and

(ii)	clearly indicates the subject matter of the notice in the subject heading of the email,

provided that the recipient has not provided written notice to the other parties confirming that it does not wish to receive notices by email. The parties consent to the method of signature contained in clause 9.1(e) and agree that it satisfies the requirements of applicable law for signature on service of notice by email.

9.2	Receipt of notices

(a)	Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice will be considered to have been received:

(i)	if sent by hand, when left at the address of the recipient;

(ii)	if sent by pre-paid post, three Business Days (if posted within Australia to an address in Australia) or 10 Business Days (if posted from one country to another) after the date of posting; or

(iii)	if sent by email, when the sender receives an automated message confirming delivery or four hours after the time the email is sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever occurs first.

(b)	If a notice is served by hand, or is received by email, on a day that is not a Business Day, or after 5.00 pm (recipient’s local time) on a Business Day, the notice will be considered to have been received by the recipient at 9.00 am (recipient’s local time) on the next Business Day.

10.	General

10.1	Entire agreement

To the extent permitted by law, in relation to the subject matter of this Agreement, this Agreement:

(a)	embodies the entire understanding of the parties and constitutes the entire terms agreed on between the parties; and

(b)	supersedes any prior agreement (whether or not in writing) between the parties.

10.2	Further assurances

Each party must, at its own expense, whenever requested by the other party, promptly do or, to the extent reasonably practicable, arrange for others to do everything, including executing any documents, reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

10.3	No merger

The rights and obligations of the parties do not merge on Completion of any transaction contemplated under this Agreement. They survive the execution and delivery of any assignment or other document entered into to implement any transaction contemplated under this Agreement.

10.4	Assignment

A party cannot assign, novate or otherwise transfer or deal in any other way with any of its rights or obligations under this Agreement without the other party’s prior written consent.

10.5	Invalid or unenforceable provisions

If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	that fact does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions.

10.6	Waiver and exercise of rights

(a)	A waiver by a party of a provision of, or of a right under, this Agreement is only binding on the party granting the waiver if it is given in writing and is signed by the party or an authorised officer of the party granting the waiver.

(b)	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

(c)	A single or partial exercise of a right by a party does not preclude another exercise of that right or the exercise of another right.

(d)	The failure to exercise, or the delay in exercising, a right does not operate as a waiver or prevent the party so failing or exercising its right from later doing so.

10.7	Amendment

Except as expressly provided to the contrary in this Agreement, this Agreement may only be amended by a document signed by or on behalf of each party.

10.8	Counterparts

This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

10.9	Rights cumulative

Except as expressly provided to the contrary in this Agreement or as permitted by law, the rights, powers and remedies provided in this Agreement are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this Agreement.

10.10	Consents or approvals

A party may give its approval or consent conditionally or unconditionally, or withhold its approval or consent, in its absolute discretion unless this Agreement expressly provides otherwise.

10.11	GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this Agreement does not include GST.

(b)	To the extent that any supply made by a party to another party (Recipient) under or in connection with this Agreement is a taxable supply and a tax invoice has been provided to the Recipient, the Recipient must pay, in addition to the consideration to be provided under this Agreement for that supply (unless it expressly includes GST) an amount equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply.

(c)	The amount of GST payable in accordance with clause 10.11(c) will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.

10.12	Governing law and jurisdiction

(a)	This Agreement is governed by the laws of New South Wales, Australia.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the exclusive jurisdiction of the courts of New South Wales; and

(ii)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Executed as an agreement

Executed by	)
Bionomics Limited	)
in accordance with section 127 of the Corporations Act 2001 (Cth):	)

/s/ Spyridon Papapetropoulos		/s/ Rajeev Chandra
Signature of Director		Signature of Company Secretary

Name: Spyros Papapetropoulos, M.D.		Name: Rajeev Chandra

Executed by	)
Neuphoria Therapeutics Inc.	)
In accordance with its constituent documents and laws of its place of incorporation:	)

/s/ Spyridon Papapetropoulos
Spyridon Papapetropoulos, M.D. Chief Executive Officer

Annexure A – Scheme of Arrangement

Scheme of Arrangement

Bionomics Limited

ACN 075 582 740

and

Scheme Participants

SCHEME OF ARRANGEMENT

Under section 411 of the Corporations Act

BETWEEN:

(1)	Bionomics Limited ACN 075 582 740 formed in Australia whose registered office is at 200 Greenhill Road, Eastwood South Australia 5063 (Bionomics); and

(2)	Each person registered as a holder of fully paid ordinary shares in Bionomics as at the Record Date, other than Neuphoria (Scheme Participants).

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ADS means an American Depositary Share.

ADS Depositary means Citibank, N.A.

ADS Holder means a holder of Bionomics ADSs.

ASIC means the Australian Securities & Investments Commission.

Bionomics ADS means each American Depositary Share, representing 180 Bionomics Shares and which trade on Nasdaq under the ticker code “BNOX”.

Bionomics Share means each fully paid ordinary share in Bionomics.

Bionomics Shareholder means each person entered in the Register as a holder of Bionomics Shares.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Adelaide, South Australia or Delaware, United States.

Completion means completion of the implementation of the Scheme on the Implementation Date.

Corporations Act means the Corporations Act 2001 (Cth).

Court means Federal Court of Australia or such other court of competent jurisdiction as the parties may agree in writing.

Deed Poll means the deed poll executed by Neuphoria substantially in the form of Annexure D of the Scheme Booklet or as otherwise agreed by Neuphoria and Bionomics under which Neuphoria covenants in favour of each Scheme Participant to perform its obligations under this Scheme.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow them to exist.

End Date means the Sunset Date, including any extension to that date, as defined in the Scheme Implementation Agreement.

Excluded Shareholder means Neuphoria.

Implementation Date means the fifth Business Day following the Record Date or such other date as the parties agree in writing.

Ineligible Overseas Shareholder means a Bionomics Shareholder:

(a)	who is (or is acting on behalf of) a resident of a jurisdiction other than a Permitted Jurisdiction; or

(b)	whose address shown in the Register is a place outside a Permitted Jurisdiction,

unless Neuphoria and Bionomics jointly determine that it is lawful and not unduly onerous and not unduly impracticable to issue that Bionomics Shareholder with Neuphoria Shares when the Scheme becomes Effective and it is lawful for that Bionomics Shareholder to participate in the Scheme by the law of such other place as a Bionomics Shareholder may be resident or located.

Ineligible Overseas Shareholder Sale Facility means the facility to be conducted in accordance with clause 6.4.

Nasdaq means the Nasdaq Global Market.

Neuphoria means Neuphoria Therapeutics Inc., a Delaware corporation.

Neuphoria Share means a share of common stock in Neuphoria.

New Neuphoria Shares means Neuphoria Shares to be issued under the Scheme as Scheme Consideration.

Permitted Jurisdiction means Australia, Canada, European Union (excluding Austria), Hong Kong, Jersey, Kazakhstan, Mexico, New Zealand, Norway, Singapore, South Africa, Switzerland, South Korea, the United Kingdom, the United States and any other jurisdictions mutually agreed by Bionomics and Neuphoria.

PPSA means the Personal Property Securities Act 2009 (Cth).

Record Date means 7.00 pm on the second Business Day following the Effective Date, or any other date (after the Effective Date) agreed by the parties to be the record date to determine entitlements to receive Scheme Consideration under the Scheme.

Register means the register of members of Bionomics.

Registered Address means, in relation to a Bionomics Shareholder, the address shown in the Register.

Scheme means this scheme of arrangement between Bionomics and Scheme Participants under which all of the Scheme Shares will be transferred to Neuphoria under Part 5.1 of the Corporations Act as described in clause 6 of this Scheme, in consideration for the Scheme Consideration, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Bionomics and Neuphoria in accordance with clause 10 of this Scheme.

Scheme Booklet means the information prepared in accordance with the Scheme Implementation Agreement and agreed by the parties (acting reasonably) to be approved by the Court and despatched to Scheme Participants in relation to the Scheme.

Scheme Consideration in relation to a Scheme Participant means the number of New Neuphoria Shares to be issued to the Scheme Participant as described in clause 6.2.

Scheme Implementation Agreement means the scheme implementation agreement dated 1 October 2024 between Bionomics and Neuphoria under which, amongst other things, Bionomics has agreed to propose this Scheme to Bionomics Shareholders, and each of Neuphoria and Bionomics has agreed to take certain steps to give effect to this Scheme.

Scheme Meeting means the meeting of Bionomics Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act, to consider the Scheme.

Scheme Participant means each Bionomics Shareholder as at the Record Date (taking into account registration of all registrable transfers and transmission applications received at Bionomics’ share registry by the Record Date) other than an Excluded Shareholder.

Scheme Record Date means 7.00 pm on the second Business Day after the Effective Date, or such other date (after the Effective Date) as Bionomics and Neuphoria may agree in writing.

Scheme Share means a Bionomics Share held by a Scheme Participant as at the Record Date or a Bionomics ADS held by a Scheme Participant as at the Record Date and, for the avoidance of doubt, includes any Bionomics Shares and Bionomics ADSs issued on or before the Record Date.

Second Court Date means the first day on which the Court hears the application for an order under section 411(4)(b) of the Corporations Act approving the Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.

Share Scheme Transfer means, for each Scheme Participant, a duly completed and executed proper instrument of transfer of the Scheme Shares held by that Scheme Participant for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all Scheme Shares.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Sydney, Australia, time;

(h)	a reference to dollars, $ or A$ is a reference to the currency of Australia;

(i)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(j)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(k)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(l)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(m)	if a party must do something under this document on or by a given day and it is done after 5.00 pm on that day, it is taken to be done on the next day; and

(n)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day.

2.	Preliminary

2.1	Bionomics

Bionomics is:

(a)	An unlisted public company limited by shares; and

(b)	incorporated in Australia and registered in South Australia.

2.2	Neuphoria

Neuphoria is:

(a)	An unlisted non-public corporation; and

(b)	incorporated in Delaware, United States.

2.3	If Scheme becomes Effective

If this Scheme becomes Effective:

(a)	in consideration of the transfer of each Scheme Share to Neuphoria, Bionomics will procure Neuphoria to provide the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme;

(b)	all Scheme Shares will be transferred to Neuphoria on the Implementation Date; and

(c)	Bionomics will enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

2.4	Scheme Implementation Agreement

Bionomics and Neuphoria have agreed by executing the Scheme Implementation Agreement to implement the terms of this Scheme.

2.5	Deed Poll

(a)	Neuphoria has executed the Deed Poll for the purpose of covenanting in favour of the Scheme Participants to perform (or procure the performance of) its obligations as contemplated by this Scheme, including to provide the Scheme Consideration.

(b)	Bionomics undertakes in favour of each Scheme Participant to enforce the Deed Poll against Neuphoria on behalf of and as agent and attorney for the Scheme Participants.

3.	Conditions precedent

3.1	Conditions precedent to Scheme

This Scheme is conditional on, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	as at 8.00 am on the Second Court Date, the Deed Poll not having been terminated;

(b)	as at 8.00 am on the Second Court Date, all of the conditions precedent in clause 3.1 of the Scheme Implementation Agreement having been satisfied or waived in accordance with the terms of the Scheme Implementation Agreement, other than the conditions in clauses 3.1(c) (Court approval of Scheme) and 3.1(d) (Order lodged with ASIC);

(c)	the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, and if applicable, Bionomics and Neuphoria having accepted in writing any modification or condition made or required by the Court under section 411(6) of the Corporations Act;

(d)	lodgement with ASIC of an office copy of the order of the Court approving the Scheme pursuant to section 411(10) of the Corporations Act; and

(e)	the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme.

3.2	Conditions precedent and operation of clause 5

The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clause 5 of this Scheme.

3.3	Certificate in relation to conditions precedent

(a)	Bionomics and Neuphoria must provide to the Court on the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

(b)	The certificate referred to in this clause 3.3 will constitute conclusive evidence of whether the conditions precedent referred to in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

4.	Scheme

4.1	Effective Date

Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2	End Date

This Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the End Date.

5.	Implementation of Scheme

5.1	Lodgement of Court orders with ASIC

If the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(d) and 3.1(e) of this Scheme) are satisfied, Bionomics must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 4.00 pm on the first Business Day after the day on which the Court approves this Scheme or such later time as Neuphoria and Bionomics agree in writing.

5.2	Transfer and registration of Bionomics Shares

On the Implementation Date, but subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clause 6 of this Scheme and Neuphoria having provided Bionomics with written confirmation of the provision of the Scheme Consideration:

(a)	the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Neuphoria without the need for any further act by any Scheme Participant (other than acts performed by Bionomics as attorney and agent for Scheme Participants under clause 8 of this Scheme) by:

(i)	Bionomics delivering to Neuphoria a duly completed and executed Share Scheme Transfer executed on behalf of the Scheme Participants; and

(ii)	Neuphoria duly executing the Share Scheme Transfer and delivering it to Bionomics for registration; and

(b)	as soon as practicable after receipt of the duly executed Share Scheme Transfer, Bionomics must enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

5.3	Entitlement to Scheme Consideration

On the Implementation Date, in consideration for the transfer to Neuphoria of the Scheme Shares, each Scheme Participant will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme.

5.4	Title and rights in Bionomics Shares

Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on and from the Implementation Date, Neuphoria will be beneficially entitled to the Scheme Shares transferred to it under the Scheme, pending registration by Bionomics of Neuphoria in the Register as the holder of the Scheme Shares.

5.5	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, in accordance with the terms of this Scheme.

5.6	Warranty by Scheme Participants

Each Scheme Participant warrants to Neuphoria and is deemed to have authorised Bionomics to warrant to Neuphoria as agent and attorney for the Scheme Participant by virtue of this clause 5.6, that:

(a)	all their Scheme Shares (including any rights and entitlements attaching to those shares) transferred to Neuphoria under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and

(b)	they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those shares) to Neuphoria under the Scheme.

5.7	Transfer free of Encumbrances

To the extent permitted by law, all Bionomics Shares (including any rights and entitlements attaching to those shares) which are transferred to Neuphoria under this Scheme will, at the date of the transfer of them to Neuphoria, vest in Neuphoria free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.

5.8	Nomination of acquirer subsidiary

If Neuphoria nominates a Neuphoria Nominee (as defined in clause 4.3 of the Scheme Implementation Agreement) to acquire Bionomics Shares under the Scheme references to the transfer of Scheme Shares to Neuphoria and the entering of Neuphoria into the Register, will be read as references to Neuphoria Nominee.

6.	Scheme Consideration

6.1	Issue of consideration under the Scheme

On the Implementation Date, Bionomics must procure that, in consideration for the transfer to Neuphoria of the Bionomics Shares, Neuphoria issues to the Scheme Participants (or to the nominee in the case of Ineligible Overseas Shareholders, in accordance with clause 6.4) the Scheme Consideration in accordance with this clause 6.

6.2	Scheme Consideration

(a)	In consideration of the Bionomics Shareholders transferring their Bionomics Shares to Neuphoria at Completion, Neuphoria will, on the Implementation Date and immediately upon transfer of the Bionomics Shares to Neuphoria, issue to each Bionomics Shareholder (other than the Australian custodian for the ADS Depositary and each Ineligible Overseas Shareholder) one Neuphoria Share for every 1,440 Bionomics Shares held by the Bionomics Shareholder on the Scheme Record Date.

(b)	In the case of the Bionomics Shareholder who holds Bionomics Shares on behalf of the ADS Depositary (who itself holds Bionomics Shares for the benefit of the ADS Holders), being the Australian custodian for the ADS Depositary, Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Bionomics Shares to Neuphoria:

(i)	issue one Neuphoria Share to the ADS Depositary for every 1,440 Scheme Shares held by the ADS Depositary; and

(ii)	procure the ADS Depositary to then, subject to compliance by the ADS Holder within the terms of the arrangements pursuant to which the ADS Depositary acts as depositary for ADS Holders, deliver (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 8 Bionomics ADSs held by the ADS Holder on the Record Date.

(c)	Where a Bionomics Shareholder would otherwise be entitled to a fraction of a Neuphoria Share as part of its Scheme Consideration, the Neuphoria Share entitlement will be rounded to the nearest whole number.

6.3	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant (and the nominee on behalf of the Ineligible Overseas Shareholders) irrevocably:

(a)	agrees to become a shareholder of Neuphoria, to have their name entered in the Neuphoria register, accepts the Neuphoria Shares issued to them and agrees to be bound by the Neuphoria’s charter documents;

(b)	agrees and acknowledges that the issue of Neuphoria Shares in accordance with clause 6.2 or the payment under clause 6.4 (as applicable) constitutes satisfaction of all that person’s entitlements under this Scheme;

(c)	acknowledges that the Scheme binds Bionomics and all of the Scheme Participants from time to time (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting); and

(d)	consents to Bionomics and Neuphoria doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

6.4	Ineligible Overseas Shareholder Sale Facility

Where a Scheme Participant is an Ineligible Overseas Shareholder, each Ineligible Overseas Shareholder authorises Neuphoria to:

(a)	issue to a nominee appointed by Neuphoria any Neuphoria Shares to which an Ineligible Overseas Shareholder would otherwise be entitled to (Relevant Neuphoria Shares);

(b)	procure, as soon as reasonably practicable after the Implementation Date, and in no event no more than 30 days after the Implementation Date, that the nominee:

(i)	sells or procures the sale of all of the Relevant Neuphoria Shares issued to the nominee pursuant to clause 6.4(a), in the ordinary course of trading on Nasdaq at such price as the nominee determines in good faith; and

(ii)	remits to Neuphoria the proceeds of sale (free of any applicable brokerage, stamp duty and other selling costs, taxes and charges, which are to be paid by Neuphoria); and

(c)	promptly after the last sale of the Relevant Neuphoria Shares in accordance with clause 6.4(b)(i), pay to each Ineligible Overseas Shareholder an amount equal to the proportion of the net proceeds of sale received by Neuphoria under clause 6.4(b)(ii) to which that Ineligible Overseas Shareholder is entitled, in full satisfaction of their entitlement to the Relevant Neuphoria Shares.

Neither Bionomics nor Neuphoria make any assurance or representation as to the amount of proceeds of sale to be received by Ineligible Overseas Shareholders under the Ineligible Overseas Shareholder Sale Facility. Both Bionomics and Neuphoria expressly disclaim any fiduciary duty to the Ineligible Overseas Shareholders which may arise in connection with the Ineligible Overseas Shareholder Sale Facility.

6.5	Shares to rank equally

Neuphoria covenants in favour of Bionomics (in its own right and on behalf of the Scheme Participants) that:

(a)	the New Neuphoria Shares will rank equally in all respects with all existing Neuphoria Shares;

(b)	it will do everything reasonably necessary to ensure that trading in the New Neuphoria Shares commences by the first Business Day after the Implementation Date; and

(c)	on issue, each New Neuphoria Share will be fully paid and free from any Encumbrance.

6.6	Joint holders

In the case of Bionomics Shares held in joint names:

(a)	any Neuphoria Shares to be issued under this Scheme must be issued and registered in the names of the joint holders and entry in the Neuphoria register of members must take place in the same order as the holders’ names appear in the Register; and

(b)	any document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Bionomics, the holder whose name appears first in the Register as at the Record Date or to the joint holders.

7.	Dealings in Scheme Shares

7.1	Determination of Scheme Participants

To establish the identity of the Scheme Participants, dealings in Scheme Shares will only be recognised by Bionomics if registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Record Date at the place where the Register is kept.

7.2	Register

Bionomics must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 0 of this Scheme on or before the Record Date.

7.3	No disposals after Effective Date

(a)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Effective Date in any way except as set out in this Scheme and any such disposal will be void and of no legal effect whatsoever.

(b)	Bionomics will not accept for registration or recognise for any purpose any transmission, application or transfer in respect of Scheme Shares received after the Record Date (except a transfer to Neuphoria pursuant to this Scheme and any subsequent transfer by Neuphoria or its successors in title).

7.4	Maintenance of Bionomics Register

For the purpose of determining entitlements to the Scheme Consideration, Bionomics will maintain the Register in accordance with the provisions of this clause 7.4 until the Scheme Consideration has been issued to the Scheme Participants and Neuphoria has been entered in the Register as the holder of all the Scheme Shares. The Register in this form will solely determine entitlements to the Scheme Consideration.

7.5	Effect of certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer to Neuphoria contemplated in clauses 5.2 and 7.4 of this Scheme, any statements of holding in respect of Scheme Shares will cease to have effect after the Record Date as documents of title in respect of those shares (other than statements of holding in favour of Neuphoria and its successors in title). After the Record Date, each entry current on the Register as at the Record Date (other than entries in respect of Neuphoria or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration.

7.6	Details of Scheme Participants

Within three Business Days after the Record Date, Bionomics will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Participant, as shown in the Register at the Record Date are available to Neuphoria in such form as Neuphoria reasonably requires.

8.	Power of attorney

Each Scheme Participant, without the need for any further act by any Scheme Participant, irrevocably appoints Bionomics and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of:

(a)	executing any document necessary or expedient to give effect to this Scheme including the Share Scheme Transfer; and

(b)	enforcing the Deed Poll against Neuphoria,

and Bionomics accepts such appointment.

9.	Notices

9.1	No deemed receipt

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Bionomics, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Bionomics’ registered office or at the office of the registrar of Bionomics Shares.

9.2	Accidental omission

The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Bionomics Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10.	General

10.1	Variations, alterations and conditions

Bionomics may, with the consent of Neuphoria (which cannot be unreasonably withheld), by its counsel or solicitor consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose.

10.2	Further action by Bionomics

Bionomics will execute all documents and do all things (on its own behalf and on behalf of each Scheme Participant) necessary or expedient to implement, and perform its obligations under, this Scheme.

10.3	Authority and acknowledgement

Each of the Scheme Participants:

(a)	irrevocably consents to Bionomics and Neuphoria doing all things necessary or expedient for or incidental to the implementation of this Scheme; and

(b)	acknowledges that this Scheme binds Bionomics and all Scheme Participants (including those who do not attend the Scheme Meeting or do not vote at that meeting or vote against the Scheme at that meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Bionomics.

10.4	No liability when acting in good faith

Without prejudice to the parties’ rights under the Scheme Implementation Agreement, neither Bionomics nor Neuphoria, nor any of their respective officers, will be liable for anything done or omitted to be done in the performance of this Scheme in good faith.

10.5	Stamp duty

Neuphoria will pay all stamp duty (including any fines, penalties and interest) payable in connection with this Scheme.

11.	Governing law

11.1	Governing law and jurisdiction

(a)	This document and any dispute arising out of or in connection with the subject matter of this document is governed by the laws of South Australia, Australia.

(b)	Each party submits to the non-exclusive jurisdiction of the courts of that state, and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this document.

11.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address set out below:

Bionomics

Address:	200 Greenhill Road, Eastwood SA 5063
Email:
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Guy Sanderson, Hamilton Locke
Address:	Level 42, Australia Square, 264 George Street, Sydney NSW 2000
Email:	guy.sanderson@hamiltonlocke.com.au

Neuphoria

Address:	100 Summit Dr, Burlington, MA 01803 USA
Email:
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Andrew Reilly, Rimon
Address:	Level 2, 50 Bridge Street, Sydney NSW 2000
Email:

Annexure B – Deed Poll

Deed Poll

Neuphoria Therapeutics Inc.

a Delaware corporation

in favour of

Scheme Participants

THIS DEED POLL is made on                                             2024

BY:

(3)	Neuphoria Therapeutics Inc., a Delaware corporation whose registered office is at 100 Summit Dr, Burlington, MA 01803 USA (Neuphoria);

in favour of

(4)	Each person registered as a holder of fully paid ordinary shares in Bionomics Limited (ACN 075 582 740) (Bionomics) as at the Record Date, other than Excluded Shareholders (the Scheme Participants).

RECITALS:

(A)	The directors of Bionomics have resolved that Bionomics should propose the Scheme.

(B)	The effect of the Scheme will be that all Scheme Shares will be transferred to Neuphoria.

(C)	Bionomics and Neuphoria have entered into the Scheme Implementation Agreement.

(D)	In the Scheme Implementation Agreement, Neuphoria agreed (amongst other things) to provide the Scheme Consideration to the Scheme Participants, subject to the satisfaction of certain conditions.

(E)	Neuphoria is entering into this deed poll for the purpose of covenanting in favour of Scheme Participants to perform its obligations in relation to the Scheme.

THE PARTIES AGREE AS FOLLOWS:

12.	Definitions and interpretation

12.1	Definitions

Unless the contrary intention appears, these meanings apply:

ADS Depositary means Citibank, N.A.

Authorised Officer means a director or secretary of a party or any other person nominated by a party to act as an Authorised Officer for the purposes of this document.

Bionomics Share means an issued fully paid ordinary share in Bionomics.

Bionomics Shareholder means each person who is registered in the register of shareholders of Bionomics as a holder of Bionomics Shares.

Scheme Implementation Agreement means the scheme implementation agreement dated 1 October 2024 between Bionomics and Neuphoria under which, amongst other things, Bionomics has agreed to propose the Scheme to Bionomics Shareholders, and each of Neuphoria and Bionomics has agreed to take certain steps to give effect to the Scheme.

Scheme means the proposed scheme of arrangement between Bionomics and Scheme Participants under which all the Scheme Shares will be transferred to Neuphoria under Part 5.1 of the Corporations Act, substantially in the form of Annexure A to this deed poll, or as otherwise agreed by Neuphoria and Bionomics, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act, to the extent they are approved in writing by Bionomics and Neuphoria in accordance with clause 10 of the Scheme.

All other words and phrases used in this document have the same meaning as given to them in the Scheme or the Scheme Implementation Agreement, as applicable.

12.2	General interpretation

Clause 1.2 of the Scheme applies to this document.

12.3	Nature of deed poll

Neuphoria acknowledges that this document may be relied on and enforced by any Scheme Participant in accordance with its terms even though the Scheme Participants are not a party to it.

13.	Conditions precedent and termination

13.1	Conditions precedent

Neuphoria’s obligations under clause 4 are subject to the Scheme becoming Effective.

13.2	Termination

Neuphoria’s obligations under this document will automatically terminate and the terms of this document will be of no further force or effect if:

(a)	the Scheme has not become Effective on or before the End Date; or

(b)	the Scheme Implementation Agreement is terminated in accordance with its terms.

13.3	Consequences of termination

If this document is terminated under clause 2.2, then, in addition and without prejudice to any other rights, powers or remedies available to Scheme Participants:

(a)	Neuphoria is released from its obligations to further perform this document except those obligations contained in clause 7.2 and any other obligations which by their nature survive termination; and

(b)	each Scheme Participant retains the rights, powers or remedies they have against Neuphoria in respect of any breach of this document which occurs before it is terminated.

14.	Performance of obligations generally

Neuphoria will comply with its obligations under the Scheme Implementation Agreement and do all acts and things necessary or desirable on its part to give full effect to the Scheme.

15.	Scheme Consideration

15.1	Compliance with Scheme obligations generally

Subject to clause 2, Neuphoria covenants in favour of Scheme Participants to observe and perform the steps attributed to it under, and otherwise to comply with, the Scheme as if it were named as a party to the Scheme and do all acts and things necessary to give effect to the Scheme.

15.2	Provision of Scheme Consideration

(a)	Subject to clause 2, Neuphoria undertakes that it will on the Implementation Date, issue to each Scheme Participant (or to a nominee appointed by Neuphoria in respect of Ineligible Overseas Shareholders or to the ADS Depositary in the case of a Bionomics Shareholder who holds Bionomics Shares on behalf of the ADS Depositary) the Scheme Consideration in accordance with clause 6 of the Scheme.

(b)	The Neuphoria Shares to be issued under the Scheme will be validly issued and fully paid up and will rank equally in all respect with all other Neuphoria Shares on issue as at the Implementation Date.

16.	Representations and warranties

Neuphoria represents and warrants that:

(a)	(status) it has been incorporated or formed in accordance with the laws of its place of incorporation or formation, is validly existing under those laws and has power and authority to own its assets and carry on its business as it is now being conducted;

(b)	(power) it has power to enter into this document, to comply with its obligations under it and exercise its rights under it;

(c)	(no contravention) the entry by it into, its compliance with its obligations and the exercise of its rights under, this document do not and will not conflict with:

(i)	its constituent documents or cause a limitation on its powers or the powers of its directors to be exceeded;

(ii)	any law binding on or applicable to it or its assets; or

(iii)	any Encumbrance or document binding on or applicable to it;

(d)	(authorisations) it has in full force and effect each authorisation necessary for it to enter into this document, to comply with its obligations and exercise its rights under it, and to allow them to be enforced;

(e)	(validity of obligations) its obligations under this document are valid and binding and are enforceable against it in accordance with its terms; and

(f)	(solvency) is not insolvent (within the meaning given in section 95A(2) of the Corporations Act).

17.	Continuing obligations

This document is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	Neuphoria has fully performed its obligations under this document; or

(b)	the earlier termination of this document under clause 2.2.

18.	Costs

18.1	Costs

If the Scheme becomes Effective, Neuphoria agrees to pay all costs in respect of the Scheme (including, in connection with the transfer of Bionomics Shares to Neuphoria in accordance with the terms of the Scheme) except for amounts covered by clause 7.2.

18.2	Stamp duty and registration fees

Neuphoria:

(a)	agrees to pay or reimburse all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this document or any other transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of these amounts); and

(b)	indemnifies each Scheme Participant against, and agrees to reimburse and compensate it, for any liability in respect of stamp duty under clause 7.2(a).

19.	Notices

Notices and other communications in connection with this document must be in writing. They must be sent to the address or email address and marked for the attention of the person to whom the notice is given. If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.

20.	General

20.1	Variation

A provision of this document or any right created under it may not be varied, altered or otherwise amended unless:

(a)	the variation is agreed to by Bionomics and Neuphoria in writing; and

(b)	the Court indicates that the variation, alteration or amendment would not itself preclude approval of the Scheme,

in which event Neuphoria must enter into a further deed poll in favour of the Scheme Participants giving effect to the variation, alteration or amendment.

20.2	Partial exercising of rights

Unless this document expressly states otherwise, if Neuphoria does not exercise a right, power or remedy in connection with this document fully or at a given time, it may still exercise it later.

20.3	Remedies cumulative

The rights, powers and remedies in connection with this document are in addition to other rights, powers and remedies given by law independently of this document.

20.4	Assignment or other dealings

Neuphoria and each Scheme Participant may not assign or otherwise deal with its rights under this document or allow any interest in them to arise or be varied without the consent of Neuphoria and Bionomics.

20.5	Further steps

Neuphoria agrees to do anything including executing all documents and do all things (on its own behalf or on behalf of each Scheme Participant) necessary or expedient to give full effect to this document and the transactions contemplated by it.

21.	Governing law and jurisdiction

21.1	Governing law and jurisdiction

This document and any dispute arising out of or in connection with the subject matter of this document is governed by the laws of South Australia, Australia. Neuphoria submits to the non-exclusive jurisdiction of the courts of that State, and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this document.

21.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on Neuphoria by being delivered or left at Neuphoria’s address set out in below:

Bionomics

Address:	200 Greenhill Road, Eastwood SA 5063
Email:
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Guy Sanderson, Hamilton Locke
Address:	Level 42, Australia Square
Email:

Neuphoria

Address:	100 Summit Dr, Burlington, MA 01803 USA
Email:
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Andrew Reilly, Rimon
Address:	Level 2, 50 Bridge Street, Sydney NSW 2000
Email:

EXECUTED as a deed poll.

EXECUTED by Neuphoria Therapeutics Inc. pursuant to its constituent documents and laws of its place of incorporation:

Spyridon “Spyros” Papapetropoulos, M.D Chief Executive Officer